Exhibit 6.15

DEBT ASSIGNMENT AND ASSUMPTION AGREEMENT

This Debt Assignment and Assumption Agreement (this “Agreement”) is entered into effective as of March 31, 2025 (the “Effective Date”), by and among:

●	RoyaltyTraders LLC, a limited liability company organized under the laws of the State of Delaware (“RoyaltyTraders” or the “Subsidiary”);

●	SAJA LLC, a limited liability company organized under the laws of the State of Delaware (“SAJA” or the “Parent”);

●	Alexander Guiva (“Guiva”), individually and as a member/authorized representative of RoyaltyTraders and SAJA; and

●	Sean Peace (“Peace”), individually and as a member/authorized representative of RoyaltyTraders and SAJA.

RoyaltyTraders, SAJA, Guiva, and Peace may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Guiva and Peace previously advanced funds and/or extended credit to RoyaltyTraders pursuant to certain founder loans, related party loans, promissory notes, advances, and/or other debt arrangements between RoyaltyTraders and each of Guiva and Peace (collectively, the “Original Debt Agreements”);

WHEREAS, as of March 31, 2025, the outstanding balances under the Original Debt Agreements, including accrued but unpaid interest, remain obligations of RoyaltyTraders;

WHEREAS, the Parties have undertaken a business restructuring pursuant to which SAJA has been formed as the parent company of RoyaltyTraders;

WHEREAS, in connection with such restructuring, the Parties desire to assign, transfer, assume, and novate the obligations associated with the Original Debt Agreements from RoyaltyTraders to SAJA, including all outstanding principal and accrued but unpaid interest as of the Effective Date; and

WHEREAS, the Parties desire to memorialize the transfer and assumption of such obligations pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. ASSIGNMENT OF DEBT OBLIGATIONS

Effective as of the Effective Date, RoyaltyTraders hereby assigns, transfers, conveys, and delegates to SAJA all of RoyaltyTraders’ right, title, interest, duties, liabilities, and obligations arising under or related to the Original Debt Agreements, including without limitation:

1.	All unpaid principal amounts outstanding as of March 31, 2025;

2.	All accrued but unpaid interest through March 31, 2025;

3.	Any future interest accruing after March 31, 2025 pursuant to the applicable Original Debt Agreements or related understandings; and

4.	All other obligations, liabilities, covenants, and responsibilities associated with the indebtedness.

2. ASSUMPTION OF OBLIGATIONS

SAJA hereby accepts the foregoing assignment and expressly assumes and agrees to pay, perform, satisfy, and discharge all obligations assigned pursuant to Section 1 of this Agreement.

From and after the Effective Date, SAJA shall be substituted as the obligor under the Original Debt Agreements in place of RoyaltyTraders.

3. ACKNOWLEDGMENT OF CREDITOR CONSENT

Guiva and Peace, in their capacities as creditors under the Original Debt Agreements, hereby:

1.	Consent to the assignment and assumption contemplated by this Agreement;

2.	Acknowledge and agree that SAJA shall become the primary obligor with respect to the assigned indebtedness as of the Effective Date; and

3.	Release RoyaltyTraders from any further liability or obligation with respect to the assigned indebtedness arising after the Effective Date.

Nothing herein shall reduce, impair, or otherwise modify the amounts owed to Guiva or Peace under the Original Debt Agreements except as expressly stated herein.

4. OUTSTANDING BALANCES

The Parties acknowledge that the indebtedness being transferred pursuant to this Agreement includes all outstanding principal and accrued but unpaid interest through March 31, 2025.

The Parties may attach a schedule of balances as Exhibit A to this Agreement. In the absence of a completed Exhibit A, the books and records of RoyaltyTraders and/or SAJA shall control for purposes of determining the outstanding balances.

5. NO OTHER MODIFICATIONS

Except as expressly provided in this Agreement, including the assignment and assumption of the indebtedness from RoyaltyTraders to SAJA, all other terms and conditions of the Original Debt Agreements shall remain in full force and effect.

The Parties expressly acknowledge and agree that this Agreement does not amend, restate, modify, refinance, cancel, satisfy, or otherwise alter the economic or legal terms of the Original Debt Agreements, including without limitation the applicable interest rates, repayment obligations, maturity terms, priority, or any other rights and obligations thereunder, except solely to substitute SAJA as the obligor in place of RoyaltyTraders effective as of the Effective Date.

6. REPRESENTATIONS AND AUTHORITY

Each Party represents and warrants that:

1.	Such Party has full power and authority to enter into this Agreement;

2.	The execution and delivery of this Agreement has been duly authorized; and

3.	This Agreement constitutes a valid and binding obligation enforceable against such Party in accordance with its terms.

Guiva and Peace further acknowledge that they are signing this Agreement both:

●	In their capacities as owners and authorized representatives of RoyaltyTraders and/or SAJA, as applicable; and

●	In their individual capacities as creditors.

7. GOVERNING LAW

This Agreement, and the rights and obligations of the Parties hereunder, shall be governed by and construed in accordance with the governing law provisions set forth in the applicable Original Debt Agreements, without regard to conflict of law principles.

8. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior oral or written discussions, understandings, or agreements relating thereto.

9. COUNTERPARTS; ELECTRONIC SIGNATURES

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Electronic signatures and signatures transmitted via PDF or similar electronic means shall be deemed original signatures for all purposes.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Debt Assignment and Assumption Agreement effective as of March 31, 2025.

ROYALTYTRADERS LLC

By:	/s/ Alexander Guiva
Name:	Alexander Guiva
Title:	Authorized Representative

Date:	March 31, 2025

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Authorized Representative

Date:	March 31, 2025

SAJA LLC

By:	/s/ Alexander Guiva
Name:	Alexander Guiva
Title:	Authorized Representative

Date:	March 31, 2025

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Authorized Representative

Date:	March 31, 2025

CREDITOR – ALEXANDER GUIVA

Alexander Guiva, Individually

By:	/s/ Alexander Guiva

Date:	March 31, 2025

CREDITOR – SEAN PEACE

Sean Peace, Individually

By:	/s/ Sean Peace

Date:	March 31, 2025

EXHIBIT A

OUTSTANDING RELATED PARTY DEBT BALANCES AS OF MARCH 31, 2025

Creditor	Principal Balance
Alexander Guiva	$927,000
Sean Peace	$400,000

Accrued but unpaid interest through March 31, 2025, together with any interest accruing thereafter pursuant to the applicable Original Debt Agreements, is also included in the obligations assigned and assumed pursuant to this Agreement.

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